UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2016

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3001 Griffin Road

Dania Beach, Florida 33312

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On May 4, 2016, Vapor Corp. (the “Company”) determined that it had insufficient shares of Common Stock authorized to allow for the exercise of warrants or stock options, or allow the conversion of preferred stock. The Company is seeking the necessary approval from the Financial Industry Regulatory Authority (“FINRA”) to implement a reverse stock split that has previously been approved by the Company’s board of directors and stockholders. In the event that FINRA approves the reverse stock split and the split is effected, the Company would have sufficient authorized shares of Common Stock to meet its obligations pursuant to its outstanding warrants, preferred stock and stock options.

As disclosed previously, the Company closed a registered public offering of 3,761,657 Units (“Units”) pursuant to a prospectus dated July 23, 2015. Each Unit consisted of one-fourth of a share of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 20 Series A warrants (the “Series A Warrant”). Each Unit consists of one-fourth of a share of Series A Preferred Stock and 0.2857 Series A Warrants. Each one-fourth of a share of Series A Preferred Stock will be convertible into 0.1429 shares of common stock and each Series A Warrant will be exercisable into one share of common stock at an exercise price of $86.80 per share. The Units separated into the Series A Preferred Stock and Series A Warrants as of January 25, 2016.

From January 25, 2016 through May 3, 2016, 12,597 shares of Series A Preferred Stock have been converted and the Company issued approximately 3.8 million shares of its Common Stock to settle these conversions. In addition, 57,528 Series A Warrants have been exercised through the cashless exercise provision in the Series A Warrant resulting in the issuance of approximately 4,997,000,000 shares of the Common Stock.

As of the date of this report, there are 838 shares of Series A Preferred Stock, with a nominal value, and approximately one million Series A Warrants outstanding. As of the date of this report, the Company has no shares of Common Stock available for future issuances. The Company currently is not permitted to elect to issue Common Stock in lieu of cash payments to satisfy its obligations pursuant to a cashless exercise of the Series A Warrants. If all of the outstanding Series A Warrants were fully exercised as of the date of this report, the amounts payable to the holders of the Series A Warrants would be approximately $77.1 million, using a Black Scholes Value of $75.80 per Series A Warrant. Notwithstanding the foregoing, the Company has entered into standstill agreements with holders of approximately 88% of the Series A Warrants, pursuant to which, among other things, the holders agreed not to exercise their Series A Warrants pursuant to the “cashless exercise” provisions of the Series A Warrants prior to the earlier of (1) June 2, 2016, or (2) the date the Company completes its previously approved reverse stock split, which is now awaiting FINRA approval.

The information in this Item 7.01 furnished herewith is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: May 4, 2016	By:	/s/ Jeffrey E. Holman
Jeffrey E. Holman
Chief Executive Officer